Annex A
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                         Rules of Usage and Definitions


                                 Rules of Usage
                                 --------------


          The following rules of usage shall apply to this Annex A and the Operative Agreements (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:

          (a) Except as otherwise expressly provided, any definitions defined herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

          (b) Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

          (c) The headings, subheadings and table of contents used in any document are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof.

          (d) References to any Person shall include such Person, its successors and permitted assigns and transferees.

          (e) Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified, extended or supplemented from time to time in accordance with tide applicable provisions thereof.

          (f) Except as otherwise expressly provided, references to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

          (g) When used in any document, words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

          (h) References to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem
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                                                                               2


     generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

          (i) Each of the parties to the Operative Agreements and their counsel have reviewed and revised, or requested revisions to, the Operative Agreements, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Operative Agreements and any amendments or exhibits thereto.


                                   Definitions

          "ABR" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Federal Funds Effective Rate" shall mean, for any day, the weighted average rounded upwards, if necessary, to the nearest 1/100 of 1% of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized national standing selected by it. If for any reason the Agent shall have determined that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans" shall mean Loans the rate of interest applicable to which is based upon the ABR.

          "Acceleration" shall have the meaning set forth in Section 6.1 of the Credit Agreement.

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          "Account" shall have the meaning set forth in Section 8.1(a) of the
     Credit Agreement.

          "Advance" shall mean an advance of Loans by the Lenders and an advance of the Investor Contribution by the Investor, in each case pursuant to
     Section 6 of the Participation Agreement to pay Project Costs.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that in no case shall the Trust Company be considered to be an Affiliate of any of the Trustee, the Trust, the Agent or the Investor, nor shall any of the Trustee, Trust, Agent or Investor be considered to be an Affiliate of the Trust Company.

          "After Tax Basis" shall mean, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient (less any tax savings realized and the present value of any tax savings projected to be realized by the recipient as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

          "Agency Agreement" shall mean the Agency Agreement dated as of the Initial Closing Date between the Construction Agent and the Lessor, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Agency Agreement Event of Default" shall have the meaning set forth in Section 5.1 of the Agency Agreement.

          "Agency Agreement Supplement" shall mean a supplement to the Agency Agreement executed by the Construction Agent and the Trust on each Property Closing Date.

          "Agent" shall mean The Chase Manhattan Bank, a New York banking corporation, as the agent for the Lenders under the Credit Agreement and the other Operative Agreements, or any successor agent appointed in accordance with the terms of the Credit Agreement.

          "Aggregate Tranche A Percentage" shall mean, as of any date of determination, a fraction, expressed as a percentage, equal to the sum of the aggregate of the Maximum Residual Guarantee Amounts with respect to each of the Properties as of such date
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                                                                               4


     divided by the aggregate of the Tranche A/B Property Cost of each of the Properties as of such date.

          "Allocated Interest" shall mean, with respect to any Construction Period Property, as of any Scheduled Interest Payment Date, the amount of interest due and payable on such date with respect to a portion of the Loans (which portion shall be designated by the Borrower by written notice to the Agent (an "Allocation Notice")) having an aggregate principal amount equal to the Tranche A/B Construction Property Cost of such Property as of such date.

          "Allocated Investor Yield" shall mean, with respect to any Construction Period Property, as of any Scheduled Interest Payment Date, the amount of Investor Yield due and payable on such date with respect to a portion of the Investor Contribution (which portion shall be designated by the Borrower by written notice to the Agent and the Investor (an "Investor Allocation Notice")) having an aggregate principal amount equal to the Investor Property Cost of such Property as of such date.

          "Allocation Notice" shall have the meaning defined in the definition of "Allocated Interest" above.

          "Applicable Eurodollar Margin" shall mean, with respect to each Eurodollar Loan at any date, the applicable percentage per annum as set forth below based upon the Status in effect on such date, as follows:

          Status                       Applicable Eurodollar Margin
          ------                       ----------------------------

     Level I Status                               2.500%

     Level II Status                              2.000%

     Level III Status                             1.750%

     Level IV Status                              1.500%

     Level V Status                               1.250%


          "Appraisal" shall mean, with respect to each Property, an appraisal, ordered by the Agent, prepared by a reputable independent appraiser reasonably satisfactory to the Agent, of such Property as if improved in accordance with the Plans and Specifications for such Property, which in the judgment of counsel to the Agent, as of the applicable

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                                                                               5


     Property Closing Date, complies with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Legal Requirements. The appraisal shall state the amount of the Projected Completion Value with respect to such Property and an estimate of the value thereof at the end of the Term.

          "Appraisal Procedure" shall have the meaning given such term in
     Section 21.4 of the Lease.

          "Appurtenant Rights" shall mean (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land or the Improvements, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Land.

          "Arranger" shall mean Chase Securities, Inc.

          "Assignment and Acceptance" shall have the meaning set forth in
     Section 9.7 of the Credit Agreement.

          "Assignment of Lease" shall mean the collective reference to each Assignment of Leases, Rents and Guarantee dated as of each Property Closing Date from the Lessor to the Agent for the benefit of the Lenders, as each may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Authorized Officer" shall mean the Chairman of the Board, the Chief Executive Officer and Chairman of the Board, the Chief Financial Officer, the Executive Vice President - Corporate Services, the Vice President - Financial Control and Planning, the Vice President, General Counsel and Secretary, the Treasurer or any other senior officer of the Company designated as such in writing to the Agent by the Company.

          "Available Commitment" shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Commitment over (b) the aggregate principal amount of all Loans made by such Lender then outstanding.

          "Available Investor Commitment" shall mean at any time, an amount equal to the excess, if any, of (a) the amount of Investor Commitment over
     (b) the aggregate amount of all Investor Contributions made by the Investors as of such date.

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          "Basic Rent" shall mean, the sum of (i) the Tranche A Basic Rent, (ii)
     the Tranche B Basic Rent and (iii) the Investor Yield, calculated as of the applicable date on which Basic Rent is due.

          "Basic Term" shall mean for each Property, the period commencing on the Property Closing Date for such Property and ending on the Maturity Date.

          "Benefitted Lender" shall have the meaning set forth in Section 9.9 of the Credit Agreement.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrower" shall mean Lessor, in its capacity as borrower under the Credit Agreement.

          "Borrowing Date" shall mean any Business Day specified in a Requisition as a date on which the Borrower requests the Lenders to make Loans under the Credit Agreement.

          "Budget" shall mean with respect to each Property, the estimated Project Cost to be incurred in connection therewith, attached as Schedule I to the Agency Agreement, as modified from time to time in accordance with the terms of the Agency Agreement.

          "Budgeted Total Property Cost" shall mean, at any date of determination, with respect to any Construction Period Property, an amount equal to the aggregate amount which the Construction Agent in good faith expects to be expended in order to achieve Completion with respect to such Construction Period Property (including amounts expected to be expended to pay Allocated Interest and Allocated Investor Yield with respect to such Construction Period Property).

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, and in the case of a Eurodollar Loan, any day on which dealings in U.S. dollar deposits are carried on in the interbank Eurodollar market and on which commercial banks are open for domestic and international business in New York and London.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of any Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

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          "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

          "Casualty" shall mean any damage or destruction of all or any portion of a Property as a result of fire or other casualty.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of-1980, 42 U.S.C. ss.ss. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, and all rules and regulations thereunder.

          "Certificate" shall mean a certificate issued pursuant to the Trust Agreement to evidence an investment in the beneficial ownership of the Trust Estate, and shall include any certificate issued in exchange therefor or replacement thereof.

          "Change of Control" shall mean and be deemed to have occurred if (a)
     (i) KKR, its Affiliates and the Management Group shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of the Company (other than as the result of one or more widely distributed offerings of Company Common Stock, in each case whether by the Company or by KKR, its Affiliates or the Management Group) and/or (ii) any person, entity or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of the Company that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by KKR, its Affiliates and the Management Group, unless, in the case of either clause (i) or (ii) above, KKR, its Affiliates and the Management Group have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the Company.

          "Claims" shall mean any and all actions, suits, penalties, claims and demands and reasonable out-of-pocket liabilities, losses, costs and expenses (including, without limitation, reasonable attorney's fees and expenses) of any nature whatsoever.

          "Closing Date" shall mean the Initial Closing Date and each Property Closing Date, as applicable.

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          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated and rulings issued thereunder.

          "Collateral" shall mean all assets of the Lessor, now owned or hereafter acquired, upon which a Lien is purported to be created by the Security Documents.

          "Commitment" shall mean, as to any Lender, the obligation of such Lender to make Loans to the Borrower under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1 of the Credit Agreement.

          "Commitment Fee" shall mean, on each Commitment Fee Payment Date, an amount per annum equal to the product of the Available Commitment on such Commitment Fee Payment Date times 0.50%.

          "Commitment Fee Payment Date" shall mean the last day of each March, June, September and December during the Commitment Period and the last Business Day of the Commitment Period or such earlier date as the Commitments shall terminate as provided in the Credit Agreement.

          "Commitment Percentage" shall mean, as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

          "Commitment Period" shall mean the period from and including the Initial Closing Date to but not including the earliest of (i) the Completion Date for all of the Properties, (ii) the Outside Completion Date and (iii) the date on which an Acceleration occurs.

          "Company" shall mean KinderCare Learning Centers, Inc., a Delaware corporation.

          "Company Common Stock" shall mean any class of outstanding common stock of the Company.

          "Completed Property" shall mean a Property on which the Improvements are in existence (and are not intended to be renovated) as of the Property Closing Date with respect thereto.

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                                                                               9


          "Completion" shall mean, with respect to any Improvements, such time as (i) substantial completion of the Improvements has been achieved in accordance with the Plans and Specifications and in compliance with all material Legal Requirements and Insurance Requirements and (ii) the Construction Agent shall deliver an Officer's Certificate to the Agent certifying to such Completion.

          "Completion Date" shall mean, with respect to a Property, the date on which Completion has occurred.

          "Condemnation" shall mean any taking or sale of the use, access, occupancy, easement rights or title to any Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, any Property, or alter the pedestrian or vehicular traffic flow to any Property so as to result in a change in access to such Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action.

          "Confidential Information" shall have the meaning provided in Section
     13.16 of the Participation Agreement.

          "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Company dated July 1999 delivered to the Lenders in connection with the Operative Agreements.

          "Consent to Assignment" shall mean the collective reference to each Lessee's Consent to Assignment dated as of each Property Closing Date from the Lessee and the Guarantors to the Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Consent to Contract Assignment" shall mean the Consent to Contract Assignment dated as of the Initial Closing Date from the Construction Agent to the Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Consolidated Earnings" shall mean, for any period, "income from continuing operations before income taxes and extraordinary items" of the Company and the Restricted Subsidiaries for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a) of the Corporate Credit Agreement (as incorporated by reference into Section 10 of the Guarantee).

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          "Consolidated EBITDA" shall mean, for any period, the sum, without duplication, of the amounts for such period of (a) Consolidated Earnings,
     (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees,
     (e) non-recurring charges, (f) non-cash charges, (g) losses on asset sales and (h) restructuring charges or reserves less the sum of the amounts for such period of (i) non-recurring gains, (j) non-cash gains and (k) gains on asset sales, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP, provided that there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings.

          "Consolidated Interest Expense" shall mean, for any period, cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Company and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and the Restricted Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense.

          "Consolidated Senior Debt" shall mean, as of any date of determination, Consolidated Total Debt as of such date minus Consolidated Subordinated Debt as of such date.

          "Consolidated Senior Debt to Consolidated EBITDA Ratio" shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

          "Consolidated Subordinated Debt" shall mean, as of any date of determination, all Indebtedness of the Company and the Restricted Subsidiaries for borrowed money that is (a) outstanding on such date and
     (b) subordinated in right of payment to the Guaranteed Obligations, all calculated on a consolidated basis in accordance with GAAP.

          "Consolidated Total Debt" shall mean, as of any date of determination, the sum of (a) all Indebtedness of the Company and the Restricted Subsidiaries for borrowed money outstanding on such date and (b) all Capitalized Lease Obligations of the Company and

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     the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP.

          "Construction Agent" shall mean KinderCare Learning Centers, Inc., a Delaware corporation, as construction agent under the Agency Agreement.

          "Construction Agreement" shall mean the Construction Agreement dated as of the Initial Closing Date between the Lessor and the Lessee, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Construction Commencement Date" shall mean, with respect to any Construction Period Property, the date on which construction and renovation of the Improvements to be built thereon commences.

          "Construction Period" shall mean, with respect to a Construction Period Property, the period commencing on the Property Closing Date for such Construction Period Property and ending on the earlier to occur of (i) the Completion Date and (ii) the Outside Completion Date.

          "Construction Period Amount" shall mean the Property Cost at any given time of each Property for which the Construction Commencement Date has occurred and for which the Construction Period has not terminated.

          "Construction Period Property" shall mean, at any date of determination, any Land and the Improvements being constructed thereon during the Construction Period.

          "Construction Risk Event" shall have the meaning set forth in Section
     5.4 of the Agency Agreement.

          "Construction Risk Payment" shall have the meaning set forth in
     Section 5.4 of the Agency Agreement.

          "Construction Termination Date" shall mean February 13, 2001.

          "Continuing Director" shall mean, at any date, an individual (a) who is a member of the Board of Directors of the Company on the date hereof,
     (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR or Persons nominated by KKR or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

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          "Contract Assignment" shall mean the Assignment of Contracts dated as of the Initial Closing Date from the Lessor to the Agent for the benefit of the Lenders, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Control" shall mean (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Corporate Credit Agreement" means that certain $390,000,000 Credit Agreement dated as of February 13, 1997 among the Company, the several lenders from time to time parties thereto, The Chase Manhattan Bank, as Administrative Agent, Bankers Trust Company, as Syndication Agent and Wells Fargo Bank, N.A. as Documentation Agent, as it may be amended, modified, supplemented or replaced from time to time.

          "Credit Agreement" shall mean the Credit Agreement dated as of the Initial Closing Date among the Lessor, the Agent and the Lenders, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Credit Agreement Default" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Credit Agreement Event of Default.

          "Credit Agreement Event of Default" shall mean any event or condition defined as an "Event of Default" in Section 6.1 of the Credit Agreement.

          "Credit Documents" shall mean the Credit Agreement, the Notes, the Guarantee, the Lease and the Security Documents.

          "Deed" shall have the meaning set forth in Section 6.2(d) of the Participation Agreement.

          "Default" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

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          "Dollars" and "$" shall mean dollars in lawful currency of the United
     States of America.

          "Domestic Subsidiary" shall mean each Subsidiary of the Company that is organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

          "Effective Date" shall have the meaning set forth in the Assignment and Acceptance.

          "Environmental Audit" shall mean a Phase I environmental audit of a Property and such additional environmental studies or audits recommended by such Phase I, prepared by the Environmental Engineer.

          "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Company or any of its Subsidiaries (a) in the ordinary course of such Person's business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Engineer" shall mean Giles Engineering Company, or any other environmental engineer reasonably acceptable to the Agent and the Required Investors.

          "Environmental Law" shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

          "Environmental Violation" shall mean any activity, occurrence or condition that violates or results in non-compliance with any applicable Environmental Laws or results in a written complaint or other written claim from a Governmental Authority with respect to any Environmental Laws.

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          "Equipment" shall mean equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by using the proceeds of the Loans or the Investor Contribution by the Lessee and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Property, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, Christmas decorations, bidets, toilets, carpets, rugs, storm doors and windows, shelving, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that together with the Company or a Subsidiary would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "Eurocurrencv Reserve Requirements" shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate" shall mean, with respect to each day during each Interest Period pertaining to any Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Eurodollar Rate" for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Borrower or, in the absence of such agreement, the "Eurodollar Rate" for the purposes of this paragraph shall instead be the rate per annum notified to the Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York time, two Business Days prior to the beginning of such Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "Eurodollar Loans" shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/l00th of 1%):

                              Eurodollar Base Rate
                    -----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements.

          "Eurodollar Tranche" shall mean the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default" shall mean a Lease Event of Default or a Credit Agreement Event of Default.

          "Excepted Payments" shall mean:

          (a) all indemnity payments (including indemnity payments made pursuant to Section 12 of the Participation Agreement), to which the Lessor, the Investor, or any of their respective Affiliates is entitled;

          (b) any amounts (other than, without limitation, Basic Rent, Termination Value, the Marketing Residual Guarantee Amount or Purchase Option Price) payable under any Operative Agreement to reimburse the Trust Company, the Investor, or any of their respective Affiliates (including the reasonable expenses of the Trust Company and the Investor incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Agreement;

          (c) any amount payable to the Investor by any transferee of the interest of the Investor as the purchase price of the Investor's interest in the Trust Estate (or a portion thereof);

          (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability and title policies other than such proceeds or payments payable to the Lessee or the Agent;

          (e) any insurance proceeds under policies maintained by the Trust Company or the Investor.

          (f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Trust Company or the Investor;

          (g) all right, title and interest of the Investor or the Trust Company to any Property, any portion thereof or any other property to the extent any of the foregoing has been released from the Liens of the Mortgage and the Assignment of Lease pursuant to the terms thereof and not otherwise purchased by the Lessee or a third party pursuant to the terms of the Lease;

          (h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above; and

          (i) any rights of the Investor or the Trust Company to demand, collect, sue for or otherwise receive and enforce payment of any of the foregoing amounts.

          "Excepted Rights" shall mean the rights retained by the Trust Company pursuant to Section 8.3(i) of the Credit Agreement and all right, title and interest of the Lessor in the Shared Rights.

          "Excess Sales Proceeds" shall have the meaning given to such term in
     Section 8.1 (b)(iii) of the Credit Agreement.

          "Exculpated Persons" shall have the meaning set forth in Section 9.17 of the Credit Agreement.

          "Expiration Date" shall mean the final day of the Term.

          "Fair Market Sales Value" shall mean the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of any Property. Fair Market Sales Value shall be determined based on the assumption that, except for purposes of Section 21.3 of the Lease, any Property is in the condition and state of repair required under Section 10.1 of the Lease and that the Lessee is in compliance with the other requirements of the Operative Agreements.

          "Fixtures" shall mean all fixtures relating to the Improvements, including all components thereof, located in or on such Improvements, together with all replacements, modifications, alterations and additions thereto.

          "Force Majeure Event" shall mean any event beyond the control of the Construction Agent, other than a Casualty or Condemnation, including strikes, lockouts, adverse soil conditions, acts of God, adverse weather conditions, inability to obtain labor or materials, governmental activities, civil commotion and enemy action and delays in obtaining necessary permits and approvals from any Governmental Authority; but excluding any event, cause or condition that results from the Construction Agent's financial condition.

          "Foreign Subsidiary" shall mean each Subsidiary of the Company that is not a Domestic Subsidiary.

          "Funding Date" shall mean a Business Day on which the Construction Agent, on behalf of the Lessor requests the Lenders to make Loans and the Investor to make an Investor Contribution, in each case, to the Lessor in accordance with the Participation Agreement and the Credit Agreement in order to fund Project Costs.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

          "Governmental Action" shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Legal Requirement, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Property.

          "Governmental Authority" shall mean any Federal, state, county, municipal or other local governmental authority or judicial or regulatory agency, board, body, commission, instrumentality, court or quasi-governmental authority.

          "Granting Bank" has the meaning specified in Section 9.7(c) of the Credit Agreement.

          "Ground Lease" shall mean a ground lease between the Lessor, as ground lessee, or assignee of a ground lessee, and the owner of the fee interest in the applicable parcel of Land, as ground lessor, as such Land is described on Schedule 1 of the Lease Supplement for each Property that is subject to a Ground Lease, which is in form and substance reasonably acceptable to the Agent, the Lessor and their respective counsel, including, but not limited to, language substantially in the form of
     Exhibit I to the Participation Agreement.

          "Guarantee" shall mean the Guarantee dated as of the Initial Closing Date from the Guarantor to the Agent for the benefit of the Lessor, the Agent, for the ratable benefit of the Lenders and the Investor and their respective successors and assigns, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Guarantee Obligations" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or
     (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
     (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term "Guarantee Obligations" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Guaranteed Obligations" shall have the meaning given to such term in
     Section 1(a) of the Guarantee.

          "Guarantor" shall mean the Company and each Subsidiary of the Lessee that is or becomes a party to the Guarantee.

          "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas;
     (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

          "Hedge Agreements" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements entered into by the Company in order to protect the Company or any of the Restricted Subsidiaries against fluctuations in interest rates or currency exchange rates.

          "Impositions" shall mean, except to the extent described in the following sentence, any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings ("Taxes") (including (i) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Federal, state, city, county or local authority upon or with respect to (a) the Property or any part thereof or interest therein; (b) the purchase, sale, leasing, financing, refinancing, demolition, construction, renovation, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on, delivery, insuring, use, operation, improvement, transfer of title, return or other disposition of the Property or any part thereof or interest therein; (c) the Notes or other indebtedness with respect to the Property or any part thereof or interest therein; (d) the rentals, receipts or earnings arising from the Property or any part thereof or interest therein; (e) the Operative Agreements or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract (including the Agency Agreement) relating to the construction or renovation of the Improvements; (h) the issuance of the Notes; or (i) otherwise in connection with the transactions contemplated by the Operative Agreements.

          The term "Imposition" shall not mean or include:

               (i) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, rental, value added, transfer or property taxes) that are imposed on a Tax Indemnitee by the United States federal government that are based on or measured by the gross or net income (including taxes based on capital gains and minimum taxes) of such Person; provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

               (ii) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, rental, value added, transfer or property taxes) that are imposed by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are based upon or measured by the gross or net income or gross or net receipts from rental (including any minimum taxes, withholding taxes or taxes on or measured by capital, net worth, excess profits or items of tax preference or taxes that are capital stock, franchise or doing business taxes) except that this clause
     (ii) shall not apply to (and thus shall not exclude) any such Taxes imposed on a Tax Indemnitee by the state (or any local taxing authority thereof or therein) where the Property is located, possessed or used under the Lease; unless such Taxes or impositions are imposed by reason of the place of incorporation or principal place of business of such Tax Indemnitee with such state other than by reason of the transactions contemplated by the Operative Agreement provided that this clause (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

               (iii) any interest or penalties imposed on a Tax Indemnitee as a result of the failure of such Tax Indemnitee to file any return or report timely and in the form prescribed by law or to pay any Tax or imposition; provided that this clause (iii) shall not apply (x) if such interest or penalties arise as a result of a position taken (or requested to be taken) by the Lessee in a contest controlled by the Lessee under Section 12.2(g) of the Participation Agreement or (y) to any such interest or penalties that result from such Tax Indemnitee's complying with the reporting procedures set forth in Section 12.2(d) of the Participation Agreement or the failure of Lessee to comply with the procedures set forth in Section 12.2(d);

               (iv) any Taxes or impositions imposed on the Lessor that are a result of the Lessor not being considered a "United States person" as defined in Section 7701(a) (30) of the Code;

               (v) any Taxes which are imposed on a Tax Indemnitee solely as a result of the gross negligence or willful misconduct of such Tax Indemnitee itself (as opposed to gross negligence or willful misconduct imputed to such Tax Indemnitee), but not Taxes imposed as a result of ordinary negligence of such Tax Indemnitee;

               (vi) any Taxes or impositions imposed upon the Lessor with respect to any voluntary transfer, sale, financing or other voluntary disposition by the Lessor (other than a transfer contemplated and permitted by the Operative Agreements, including any transfer in connection with (1) the exercise by the Lessee of its Purchase Option, (2) the occurrence of a Lease Event of Default or a Credit Agreement Event of Default, or (3) a Casualty or Condemnation affecting the Property) of any interest in the Property or any interest in, or created pursuant to, the Operative Agreements) or any voluntary transfer of any interest in the Lessor (other than in connection with the existence of a Lease Event of Default or a Credit Agreement Event of Default) or any involuntary transfer of any of the foregoing interests resulting from the bankruptcy or insolvency of the Lessor (other than in connection with the existence of a Lease Event of Default or a Credit Agreement Event of Default); or

               (vii) any gift, or inheritance, taxes; or

     Any Tax or imposition excluded from the defined term "Imposition" in any one of the foregoing clauses (i) through (vii) shall not be construed as constituting an Imposition by any provision of any other of the aforementioned clauses.

          "Improvements" shall mean the buildings, structures, Fixtures, Equipment, and other improvements of every kind existing at any time and from time to time on or under any parcel of Land, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all additions to or changes in the Improvements at any time.

          "Indebtedness" of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

          "Indemnified Person" shall mean the Trust Company, in its individual and its trust capacity, the Agent, the Lessor, the Investors, the Lenders and their respective successors, assigns, directors, shareholders, partners, officers, employees, agents and Affiliates.

          "Independent Engineer" shall mean any construction engineering firm reasonably satisfactory to the Agent and the Lessee.

          "Initial Closing Date" shall mean September 1, 1999.

          "Insurance Requirements" shall mean all terms and conditions of any insurance policy required by the Lease to be maintained by the Lessee or required by the Agency Agreement to be maintained by the Construction Agent and all requirements of the issuer of any such policy.

          "Interest Period" shall mean, with respect to any Eurodollar Loan:

               (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

               (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (if available) thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

          "Investor" shall mean each of Scotiabanc Inc. and any other Person which becomes an Investor pursuant to Section 11 of the Participation Agreement.

          "Investor Allocation Notice" shall have the meaning defined in the definition of "Allocated Investor Yield".

          "Investor Commitment" shall mean, as to any Investor, the obligations of the Investor to make Investment Contributions to the Lessor pursuant to the Participation Agreement in an aggregate amount at any one time not exceeding the amount set forth opposite such Investor's name on Exhibit D to the Trust Agreement.

          "Investor Commitment Fee" shall mean an amount equal to the product of
     (i) the Available Investor Commitment on each Commitment Fee Payment Date and (ii) .50%.

          "Investor Contribution" shall have the meaning specified in Section
     2.1 of the Participation Agreement.

          "Investor Property Cost" shall mean with respect to a Property an amount equal to the Investor Contribution attributable to such property outstanding from time to time, if any.

          "Investor Yield" shall mean an amount, as of the last day of each of March, June, September and December sufficient to provide the Investor with an annual pre-tax yield on the Investor Contribution as of such date of 125 basis points in excess of (i) the highest rate of interest per annum payable on any then outstanding Eurodollar Tranche, or (ii) if no Eurodollar Tranche is then outstanding, the rate of interest per annum on any then outstanding ABR Loan.

          "KKR" shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

          "Land" shall mean the parcel or parcels of land described on Schedule 1 of the Lease Supplement for such parcel or parcels of land and all Appurtenant Rights attached thereto.

          "Lease" shall mean the Lease, Security Agreement and Financing Statement dated as of the Initial Closing Date between the Lessor and the Lessee, together with any Lease Supplements thereto and Memoranda of Lease, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Lease Default" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

          "Lease Event of Default" shall have the meaning given to such term in
     Section 17.1 of the Lease.

          "Lease Supplement" shall mean each Lease Supplement substantially in the form of Exhibit A to the Lease together with all attachments and schedules thereto, as such Lease Supplement may be supplemented, amended or modified from time to time.

          "Legal Requirements" shall mean all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting any Property or the demolition, construction, renovation, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to any Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. ss. 12101 et seq. and any other similar Federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting any Property, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section
     12.2 of the Lease.

          "Lender Financing Statements" shall mean UCC financing statements appropriately completed and executed for filing in the appropriate state and county offices in the State in which each Property is located in order to perfect a security interest in favor of the Agent in the Equipment located on any Property, as the same may be supplemented, amended or modified from time to time.

          "Lenders" shall mean the several banks and other financial institutions from time to time party to the Credit Agreement.

          "Lessee" shall mean KinderCare Learning Centers, Inc., a Delaware corporation, as lessee under the Lease or its successor and assigns.

          "Lessor" shall mean The KinderCare Realty Trust 1999, a Delaware business trust or its successor and assigns.

          "Lessor Financing Statements" shall mean UCC financing statements appropriately completed and executed for filing in the appropriate state and county offices in the State in which each Property is located in order to protect the Lessor's interest under the Lease to the extent the Lease is a security agreement, as the same may be supplemented, amended or modified from time to time, as the same shall be assigned to the Agent pursuant to appropriate UCC financing statements.

          "Lessor Lien" shall mean any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor or the Trust Company, not resulting from the transactions contemplated by the Operative Agreements, (b) any act or omission of the Lessor or the Trust Company, which is not required by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (c) any claim against the Lessor or the Trust Company, with respect to Taxes or Transaction Expenses against which the Lessee is not required to indemnify the Lessor or the Trust Company, pursuant to the Participation Agreement or (d) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in the Property, the Trust Estate or the Operative Agreements other than the transfer of title to or possession of the Property by the Lessor pursuant to and in accordance with the Lease, the Credit Agreement or the Participation Agreement or pursuant to the exercise of the remedies set forth in Section 17 of the Lease.

          "Level I Status" shall mean, on any date, the Consolidated Total Debt to Consolidated EDITDA Ratio is greater than or equal to 5.50:1.00 as of such date.

          "Level II Status" shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50:1.00 as of such date.

          "Level III Status" shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 3.50:1.00 as of such date.

          "Level IV Status" shall mean, on any date, the circumstance that none of Level I Status, Level II Status or Level III Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 2.50:1.00 as of such date.

          "Level V Status" shall mean, on any date, the circumstance that none of Level I Status, Level II Status, Level III Status or Level IV Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 2.50:1.00 as of such date.

          "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (excluding rights of first refusal) with respect to such securities.

          "Limited Deficiency Amount" shall mean, with respect to each Property, the amount equal to the sum of the Termination Value with respect to such Property on each Payment Date less the Maximum Residual Guarantee Amount as of such date with respect to such Property.

          "Loan Year" shall mean a period of time from the Initial Closing Date or any anniversary of the Initial Closing Date to the immediately succeeding anniversary of the Initial Closing Date.

          "Loans" shall have the meaning set forth in Section 2.1(a) of the Credit Agreement.

          "Management Group" shall mean, at any time, the Chairman of the Board, the President, any Executive Vice President or Vice President, the Treasurer and the Secretary of the Company at such time.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Marketing" shall mean, if the Lessee has not given the Maturity Date Election Notice in accordance with Section 20.2 of the Lease, the period commencing on the date twelve months prior to the Maturity Date and ending on the Maturity Date.

          "Marketing Period" shall mean, if the Lessee has not given the Maturity Date Election Notice in accordance with Section 20.2 of the Lease, the period commencing on the date twelve months prior to the Maturity Date and ending on the Maturity Date.

          "Marketing Period Equity Return" shall mean the total of all amounts received by the Lessor or the Investor during the Marketing Period with respect to the Lessee's payment of the Purchase Option Price or the proceeds of any sale of a Property pursuant to Section 21 of the Lease; provided that "Marketing Period Equity Return" shall in no event include any payment made by the Lessee in respect of Investor Yield.

          "Material Adverse Change" shall mean any change in the business, assets, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole that would materially adversely affect the ability of the Company and the Guarantors taken as a whole to perform their obligations under the Operative Agreements taken as a whole.

          "Material Adverse Effect" shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole that would materially adversely affect (a) the ability of the Company and the Guarantors taken as a whole to perform their obligations under the Operative Agreements taken as a whole or (b) the rights and remedies of the Agent and the Lenders under the Operative Agreements taken as a whole.

          "Material Subsidiary" shall mean, at any date of determination, any Restricted Subsidiary of the Company (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Company and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Company and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

          "Maturity Date" shall mean February 13, 2004.

          "Maturity Date Election Notice" shall have the meaning set forth in
     Section 20.2 of the Lease.

          "Maturity Date Purchase Option" shall mean the Lessee's Purchase Option to purchase the Property on the Maturity Date in accordance with
     Section 20.2 of the Lease.

          "Maximum Purchase Option Amount" shall mean 75% of the highest Termination Value of all Properties owned by the Lessor during the Term.

          "Maximum Residual Guarantee Amount" for each Property at any time shall mean an amount equal to the product of (x) the Tranche A/B Property Cost in respect of such Property at such time and (y) the Tranche A Percentage in respect of such Property.

          "Memorandum of Ground Lease" shall mean memorandum of any Ground Lease in form suitable for recording under the laws of the jurisdiction in which the Land subject to the Ground Lease is located.

          "Memorandum of Lease" shall have the meaning set forth in Section 30.8 of the Lease.

          "Modifications" shall have the meaning set forth in Section 11.1(a) of the Lease.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Mortgage" means each (i) Mortgage and Security Agreement from Lessor and Lessee to the Agent, substantially in the form of Exhibit D-1 to the Participation Agreement and (ii) Deed of Trust and Security Agreement from Lessor and Lessee in favor of the Agent, substantially in the form of Exhibit D-2 to the Participation Agreement (in form and substance appropriate for recording), as the same may be supplemented, amended or modified from time to time. The decision to use the "Mortgage" form or the "Deed of Trust" form shall be made by Agent with respect to each Property, and each such form shall be modified as necessary or desirable in Agent's opinion to comply with all applicable laws and to set forth the provisions and remedies customarily used by secured lenders with respect to the applicable jurisdiction in which such instrument is to be recorded.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Proceeds" shall mean all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all reasonable costs and expenses in connection therewith for which the Agent or Lessor are entitled to be reimbursed pursuant to the Lease.

          "Net Sale Proceeds Shortfall" shall mean the amount by which the proceeds of a sale of a Property described in Section 21.1 of the Lease (net of all expenses of sale) are less than the Limited Deficiency Amount for such Property.

          "Non-Completed Property" shall have the meaning set forth in Section
     5.4 of the Agency Agreement.

          "Non-Completion Amount" shall mean with respect to a Non-Completed Property, an amount equal to the sum of (i) 89% of the Termination Value of the Improvements and (ii) 100% of the Termination Value of the Land.

          "Non-Excluded Taxes" shall have the meaning set forth in Section 2.15 of the Credit Agreement.

          "Non-U.S. Lender" shall have the meaning set forth in Section 2.14(c) of the Credit Agreement.

          "Notes" shall mean the collective reference to the Tranche A Notes and the Tranche B Notes.

          "Obligations" shall mean the collective reference to (i) the unpaid principal of and interest on the Notes and all other obligations and liabilities of the Borrower to the Agent or the Lenders (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the other Credit Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to the Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Credit Document), (ii) all amounts payable by the Lessee under the Lease and any of the Operative Agreements (including indemnities and Commitment Fees) to the Agent and/or the Lenders and the Lessor and (iii) all amounts owing by the Lessee to the Investor in respect of accrued and unpaid Investor Yield and outstanding fundings of the Investor Contribution.

          "Officer's Certificate" shall mean a certificate signed by any individual holding the office of vice president or higher, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

          "Operative Agreements" shall mean the following:

           (a)   the Participation Agreement;
           (b)   the Notes;
           (c)   the Lease, the Memorandum of Lease and each Lease Supplement;
           (d)   the Assignment of Lease and each supplemental assignment;
           (e)   the Consent to Assignment;
           (f)   the Credit Agreement;
           (g)   the Mortgage;

           (h)   the UCC Financing Statements;
           (i)   the Construction Agreement;
           (j)   the Contract Assignment;
           (k)   the Agency Agreement and each Agency Agreement Supplement;
           (1)   the Guarantee;
           (m)   the Requisitions; and
           (n)    the Trust Agreement.

          "Outside Completion Date" with respect to each Property shall mean the earliest of (i) the date which is eighteen (18) months after the Construction Commencement Date for such Property, as such date may be extended by up to a total of three (3) months due to the occurrence of one or more Force Majeure Events, (ii) the Completion Date for such Property and (iii) the Construction Termination Date.

          "Overdue Rate" shall mean (i) with respect to Tranche A Basic Rent, Tranche B Basic Rent and any other amount owed under or with respect to the Credit Agreement or the Security Documents, the rate set forth in Section 2.8(c) of the Credit Agreement, (ii) with respect to Investor Yield and the Investor Contribution, the rate set forth in Section 2.8(c) of the Credit Agreement and (iii) with respect to any other amount, the amount referred to in clause (B) of Section 2.8(c) (iii) of the Credit Agreement.

          "Participant" shall have the meaning set forth in Section 9.6 of the Credit Agreement.

          "Participation Agreement" shall mean the Participation Agreement dated as of the Initial Closing Date among the Lessee, the Lessor, the Investors, the Agent and the Lenders, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or of any other Operative Agreement.

          "Payment Date" shall mean each Specified Interest Payment Date and any other date on which a payment is otherwise due under the terms of the Credit Agreement or, if all amounts due under the Credit Agreement have been paid in full and the Credit Agreement has been terminated, the first Business Day of each calendar month during the Term.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permitted Exceptions" shall mean: (i) Liens of the types described in clauses (i), (ii), (v) and (viii) of the definition of Permitted Liens;
     (ii) Liens for Taxes not yet due; and (iii) all encumbrances of record, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Agent, materially impair the use of the Property for its intended purpose or its value as Collateral.

          "Permitted Liens" shall mean: (i) the respective rights and interests of the parties to the Operative Agreements as provided in the Operative Agreements; (ii) the rights of any sublessee or assignee under a sublease or an assignment expressly permitted by the terms of the Lease; (iii) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 12.2 of the Participation Agreement; (iv) Liens arising by operation of law, materialmen's, mechanics', workmen's, repairmen's, employees', carriers', warehousemen's and other like Liens in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than 30 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 12.2(g) of the Participation Agreement; (v) Liens of any of the types referred to in clause (iv) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with applicable Legal Requirements, and shall have effectively stayed any execution or enforcement of such Liens; (vi) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 12.2 of the Participation Agreement; (vii) Permitted Exceptions; and (viii) easements, rights of way and other encumbrances on title to real property pursuant to Section 12.2 of the Lease.

          "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.

          "Plan" shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) the Company, a Subsidiary or an ERISA Affiliate.

          "Plans and Specifications" shall mean the plans and specifications for the Improvements to be constructed on the Property, as such Plans and Specifications may be amended, modified or supplemented from time to time in accordance with the terms of the Operative Agreements.

          "Project Costs" shall mean all costs and expenses incurred by the Construction Agent or otherwise expended in connection with the acquisition of any Land and the design, construction and installation of any Improvements, including Property Acquisition Costs, all professional fees and other soft costs incurred in connection therewith, Transaction Expenses and other pre-closing and closing costs incurred by Lessee in connection with the transactions contemplated by the Operative Agreements and payment of the interest on the Tranche A Loans and the Tranche B Loans and payment of the Investor Yield during the Construction Period, as the same are reflected in the Budget prepared in accordance with the Agency Agreement.

          "Projected Completion Value" shall mean the estimated value of any Improvements assuming such Improvements are completed in accordance with the Plans and Specifications, as established by an Appraisal.

          "Property" shall mean each parcel of Land (including all Appurtenant Rights attached thereto) to be acquired or ground leased by the Lessor pursuant to the provisions of the Participation Agreement, as more particularly described in the Requisition and the Lease Supplement with respect to such Land, together with all of the Improvements at any time located on or under such Land or multiple parcels of Land with Improvements as the context may require.

          "Property Acquisition Cost" shall mean the cost to the Lessor to purchase a Property or, in the case of a Property subject to a Ground Lease, the initial cost to enter into such Ground Lease, on a Property Closing Date with respect to such Property, including all professional fees, and permitting, survey, title, freight and installation costs and other similar costs.

          "Property Closing Certificate" shall mean a certificate executed by any of the Chief Executive Officer, President, Vice President, Secretary or Assistant Secretary of Lessee certifying (i) the Tranche A Percentage for the particular Property and (ii) the Aggregate Tranche A Percentage for the Properties after giving effect to the acquisition of the particular Property substantially in the form attached as Exhibit H to the Participation Agreement.

          "Property Closing Date" shall mean each date on which the Lessor purchases or ground leases any Property.

          "Property Cost" shall mean with respect to a Property the aggregate amount of the Tranche A/B Property Cost allocated to such Property pursuant to the Credit Agreement, plus the Investor Property Cost for such Property plus any interest on the Loans and Investor Yield capitalized during the Construction Period.

          "Proportionate Share" shall mean, as to any Investor, the share set forth opposite such Investor's name on Exhibit D to the Trust Agreement.

          "Purchase Notice" shall have the meaning set forth in Section 20.1 of the Lease.

          "Purchase Option" shall have the meaning set forth in Section 20.1 of the Lease.

          "Purchase Option Price" shall have the meaning set forth in Section
     20.1 of the Lease.

          "Purchasing Lender" shall have the meaning specified in Section 9.7(a) of the Credit Agreement.

          "Reference Lender" shall mean The Chase Manhattan Bank.

          "Register" shall have the meaning set forth in Section 9.8(d) of the Credit Agreement.

          "Regulation D" shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation T" shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation X" shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Rent" shall mean, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

          "Reportable Event" shall mean any of the events set forth in Section 4043 of ERISA and the regulations thereunder, other than those events as to which the thirty day notice period is waived.

          "Required Investors" shall mean, at any time, an Investor or Investors holding more than 50% of the Proportionate Share of the Investor Commitment.

          "Required Lenders" shall mean, at any time, the Lenders the Commitment Percentages of which aggregate more than 50%.

          "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation, By-Laws, Articles of Association or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Requisition" shall have the meaning set forth in Section 5.2 of the Participation Agreement.

          "Restricted Domestic Subsidiary" shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

          "Restricted Foreign Subsidiary" shall mean any Foreign Subsidiary that is also a Restricted Subsidiary.

          "Restricted Subsidiary" shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

          "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

          "Scheduled Interest Payment Date" shall mean (a) as to any ABR Loan, the last day of each of March, June, September and December as long as such Loan is outstanding and the Maturity Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and, in addition, in each case the date of any refinancing or conversion of such Loan with or to a Loan of a different Type.

          "Section 9.1 Financials" shall mean the financial statements delivered, or required to be delivered to the Lenders, pursuant to Section 9.1(a) or (b) of the Corporate Credit Agreement together with the accompanying officer's certificate delivered, or required to be delivered, pursuant to Section 9.1 (e) of the Corporate Credit Agreement, as said Sections have been incorporated by reference in Section 10 of the Guarantee.

          "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          "Security Documents" shall mean the collective reference to the Mortgage, the Deed of Trust, the Lease, the Memorandum of Lease, the Assignment of Lease and the

     Contract Assignment, and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Lessor under the Credit Agreement and/or under any of the other Credit Documents or to secure any guarantee of any such obligations and liabilities.

          "Senior Note Indenture" shall mean the Indenture dated as of June 2, 1994, and supplemented as of November 7, 1996, as the same may be further amended, supplemented or otherwise modified from time to time, between the Company and AmSouth Bank N.A., as trustee, pursuant to which the Senior Notes were issued.

          "Senior Notes" shall mean the 10-3/8% Senior Notes of the Company due June 1, 2001 in an initial aggregate principal amount of $100,000,000.

          "Shared Rights" shall mean the rights retained by the Lessor, but not to the exclusion of the Agent, pursuant to Section 8.3(ii) of the Credit Agreement.

          "Significant Casualty" shall mean a Casualty that in the reasonable, good faith judgment of the Lessee (as evidenced by an Officer's Certificate) either (a) renders the related Property unsuitable for continued use as commercial or retail property of the type of such Property immediately prior to such Casualty or (b) is so substantial in nature that restoration of such Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

          "Significant Condemnation" shall mean a Condemnation that in the reasonable, good faith judgment of the Lessee (as evidenced by an Officer's Certificate) either (a) renders the related Property unsuitable for continued use as commercial or retail property of the type of such Property immediately prior to such Condemnation or (b) is such that restoration of such Property to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.

          "SPC" has the meaning specified in Section 9.7(c) of the Credit Agreement.

          "Specified Interest Payment Date" shall mean (a) any Scheduled Interest Payment Date and (b) any date on which interest is payable pursuant to Section 2.7(d)(ii) of the Credit Agreement in connection with any prepayment of the Loans.

          "Specified Subsidiary" shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of the Company and its Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Company and its Subsidiaries for such period, in each case determined in accordance with GAAP.

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Agent is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to the applicable Interest Period. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Status" shall mean, as to the Company as of any date, the existence of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated Senior Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the "Status Effective Date") as of the first day following the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders and (b) an officer's certificate is delivered by the Company to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (i) notwithstanding the foregoing, for the period from and including the Initial Closing Date to but excluding the initial Status Effective Date the Status of the Company shall be deemed to be Level III and (ii) each determination of the Consolidated Senior Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.

          "Subsidiary" of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Company.

          "Supplemental Rent" shall mean all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay to Lessor or any other Person under the Lease or under any of the other Operative Agreements (other than the Guarantee made by the Guarantors in favor of the Agent).

          "Tax Indemnitee" shall mean the Lessor, the Investor, the Trust Company, the Agent, each Lender and their Affiliates, successors, assignees and assigns.

          "Taxes" shall have the meaning set forth in the definition of Impositions.

          "Term" shall mean the Basic Term.

          "Termination Date" shall have the meaning set forth in Section 16.2(a) of the Lease.

          "Termination Notice" shall have the meaning set forth in Section 16.1(a) of the Lease.

          "Termination Value" shall mean with respect to all Properties, as of any determination date, an amount equal to the sum of (i) the aggregate outstanding principal of the Notes, accrued and unpaid interest on the Notes and any other amounts due under the Credit Agreement, plus (ii) the aggregate outstanding amount of the Investor Contributions and all accrued amounts due on account of the Investor Yield plus (iii) all other amounts due and owing to the Investor, Agent or Lenders under any Operative Agreements, including, without limitation, Breakage Costs. "Termination Value" with respect to a particular Property shall mean an amount equal to the product of the Termination Value of all the Properties times a fraction, the numerator of which is the Property Cost allocable to the particular Property in question and the denominator of which is the aggregate Property Cost for all the Properties. If it is necessary to allocate the Termination Value of a Property between Land and Improvements, the Termination Value shall be allocated prorata between the Land and the Improvements based on the Property Cost of each of the Land and the Improvements.

          "Test Period" shall mean, for any determination under the Credit Documents, the four consecutive fiscal quarters of the Company then last ended.

          "Title Company" shall mean Chicago Title Insurance Company, or such other title insurance company selected by Lessee and reasonably acceptable to the Agent and the Investor.

          "Total Condemnation" shall mean a Condemnation that involves a taking of Lessor's entire title to a Property.

          "Tranche A Basic Rent" shall mean the interest due on the Tranche A Loans on any Specified Interest Payment Date pursuant to the Credit Agreement (but not including interest on overdue amounts under Section 2.8(c) of the Credit Agreement or otherwise).

          "Tranche A Loan" shall have the meaning set forth in Section 2.3(c) of the Credit Agreement.

          "Tranche A Note" shall have the meaning set forth in Section 2.2 of the Credit Agreement.

          "Tranche A Percentage" shall mean, with respect to a Property, upon the date on which the Borrower first borrows any Loans in connection with the payment of Tranche A/B Property Cost for such Property, the maximum percentage of the Tranche A/B Property Cost in respect of such Property which may be allocated to Tranche A Loans as of such date without causing the Lease to be treated as a Capital Lease for the purposes of Statement of Financial Accounting Standards (SFAS) No. 13, as determined in good faith by the Lessee and certified to the Agent in accordance with the terms of the Participation Agreement; provided, however, in no event shall such percentage be less than 87.0%. The Tranche A Percentage for a Property, as determined upon the date on which the Borrower first borrows any Loans in connection with the payment of Tranche A/B Property Cost for such Property, shall be the Tranche A Percentage for such Property at all times thereafter. The Land which constitutes a part of a Property shall have a Tranche A Percentage equal to 100%.

          "Tranche A/B Construction Property Cost" shall mean with respect to each Construction Period Property, at any date of determination, an amount equal to (a) the aggregate principal amount of Loans made on or prior to such date with respect to such Property minus (b) the aggregate principal amount of prepayments of the Loans allocated to reduce the Tranche A/B Construction Property Cost of such Property pursuant to Section 2.5(d) of the Credit Agreement.

          "Tranche A/B Property Cost" shall mean, with respect to each Property, at any date of determination, an amount equal to (a) the aggregate principal amount of Loans made on or prior to such date with respect to such Property minus (b) the aggregate amount of prepayments of the Loans allocated to reduce the Tranche A/B Property Cost of such Property pursuant to Section 2.5(d) of the Credit Agreement.

          "Tranche B Basic Rent" shall mean the scheduled interest due on the Tranche B Loans on any Payment Date pursuant to the Credit Agreement (but not including interest on overdue amounts under Section 2.8(c) of the Credit Agreement or otherwise).

          "Tranche B Deficit" shall have the meaning specified in Section 9.3 of the Participation Agreement.

          "Tranche B Loan" shall have the meaning set forth in Section 2.3(c) of the Credit Agreement.

          "Tranche B Note" shall have the meaning set forth in Section 2.2 of the Credit Agreement.

          "Tranche B Percentage" shall mean 100% minus the Tranche A Percentage. "Transaction Expenses" shall mean:

               (a) the reasonable out-of-pocket expenses, disbursements or costs of Agent, Arranger and Lessee incurred in connection with the consummation of the transactions contemplated by the Operative Agreements;

               (b) the reasonable fees and reasonable out-of-pocket expenses of the Trust Company in connection with the transactions contemplated by the Operative Agreements, including, without limitation, the initial and annual Trust Company's fee and all reasonable fees and reasonable out-of pocket expenses of the Trust Company and any necessary co-trustees (including reasonable counsel fees and expenses) or any successor trustee, for acting as trustee under the Trust Agreement;

               (c) the fee payable to Arranger in connection with the transactions contemplated by the Operative Agreements;

               (d) any and all Taxes (to the extent provided in Section 12.2 of the Participation Agreement) and fees incurred in recording or filing any Operative Agreement or any other transaction document, any deed, declaration, deed of trust, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Agreements;

               (e) any real estate brokers' fees and any and all stamp, transfer and other similar taxes, fees and excises, if any, including any interest and penalties, which are payable in connection with the acquisition of any Property;

               (f) all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Operative Agreements, including, without limitation, the fees and disbursements of counsel

          (including the allocated fees and expenses of in-house counsel) to the Agent, each Lender and the Investor;

               (g) all reasonable out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to the Operative Agreements requested by the Lessee or any Guarantor and any other documents prepared in connection therewith, and the consummation and administration of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent and the Investor; and

               (h) all reasonable out-of-pocket costs and expenses incurred by the Lessor, the Lessee, the Investor or the Agent in connection with any purchase of the Property by the Lessee pursuant to the Lease.

          "Transferee" shall have the meaning set forth in Section 2.12 of the Credit Agreement.

          "Trust" shall mean the Lessor.

          "Trustee" shall have the meaning set forth in the Trust Agreement.

          "Trust Agreement" shall mean the Trust Agreement dated as of the Initial Closing Date between the Investor and the Trust Company as amended, supplemented and otherwise modified from time to time in accordance with the terms thereof and of any other Operative Agreement.

          "Trust Company" shall mean Wilmington Trust Company, in its individual capacity, and any successor trustee under the Trust Agreement in its individual capacity.

          "Trust Estate" shall have the meaning set forth in the Trust
     Agreement.

          "Type" mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

          "UCC Financing Statements" shall mean collectively the Lender Financing Statements and the Lessor Financing Statements.

          "Unfunded Amount" shall have the meaning specified in Section 3.2 of the Agency Agreement.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards

     No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan's actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

          "Uniform Commercial Code" and "UCC" shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

          "Unrestricted Subsidiary" shall mean (a) any Subsidiary of the Company that is formed or acquired after the Initial Closing Date, provided that at such time (or promptly thereafter) the Company designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Agent, (b) any Restricted Subsidiary on the Initial Closing Date subsequently redesignated as an Unrestricted Subsidiary by the Company in a written notice to the Agent, provided that such re-designation shall be deemed to be an investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such redesignation (such net worth to be calculated without regard to any Guarantee provided by such re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such re-designated Restricted Subsidiary to the Company or any other Restricted Subsidiary immediately prior to such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP, and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that (i) at the time of any written re-designation by the Company to the Agent of any Unrestricted Subsidiary as a Restricted Subsidiary, the Unrestricted Subsidiary so re-designated shall no longer constitute an Unrestricted Subsidiary, (ii) no Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if a Default or Event of Default would result from such re-designation and (iii) no Restricted Subsidiary may be re-designated as an Unrestricted Subsidiary if a Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Agent, provide for an appropriate allocation of tax liabilities and benefits.

          "Voting Stock" shall mean, with respect to any Person, shares of such Person's capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

          "Walk-Away Event" shall mean a Total Condemnation, a Significant Casualty, Significant Condemnation or an Environmental Violation (with respect to which however the evaluation of the effect of the Casualty, Condemnation or Environmental Violation, as appropriate, is made by an Independent Engineer and not the Lessee) as to a Property that occurs after the Construction Commencement Date and before the Construction

     Period has terminated with respect to such Property that requires the Lessee to terminate the Lease in accordance with Section 16.

          "Wear and Tear Payment" shall have the meaning set forth in Section 2.5(b) of the Credit Agreement.